Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Douglas Ian Shaw Corporate Secretary (631) 727-5667	4 West Second Street Riverhead, NY 11901 (631) 727-5667 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP APPOINTS STACEY L. MORAN, C.P.A.,

AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Riverhead, New York, March 31, 2009, — Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors yesterday appointed Stacey L. Moran, C.P.A., as Executive Vice President and Chief Financial Officer of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank, effective immediately. She succeeds J. Gordon Huszagh in this position, who had served as Chief Financial Officer since 1997, and who was appointed as President and Chief Executive Officer in February 2009.

Mr. Huszagh remarked, “Stacey has a breadth of experience that will serve Suffolk well. She has been with us here at Suffolk for almost eleven years now, first in a part-time and consultative capacity helping us with financial reporting, budgeting, and tax preparation, and since May 2006 as Comptroller of our subsidiary bank, “SCNB,” where her duties have run the gamut from overseeing the general accounting systems for all of Suffolk’s operations, to managing daily liquidity, evaluating and calculating the credit provisions, to analyzing organizational profitability. Before she joined our team, she was corporate controller for a publicly-held manufacturer, and she started her career as a C.P.A. at one of the “big four” public accounting firms advancing to the position of audit manager. I have every confidence that she will make an important contribution to Suffolk’s success for years to come.”

Ms. Moran holds a B.S. from the C. W. Post Campus of Long Island University and is a graduate of Centereach High School in Centereach, New York. She is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and serves on the Financial Review committee of the Shoreham-Wading River Central School District. She lives in Wading River, New York with her husband and two sons.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 29 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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